                             SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  /x/     Filed by a Party other than the Registrant  / /

Check the appropriate box:

   / /  Preliminary Proxy Statement


   / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

   /x/  Definitive Proxy Statement

   / /  Definitive Additional Materials

   / /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12


                              EMERITUS CORPORATION
       ----------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


       ----------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

   /x/  No fee required.

   / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1) Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

        (2) Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

        (4) Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------

        (5) Total fee paid:

            --------------------------------------------------------------------

   / /  Fee paid previously with preliminary materials.

   / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid:

            --------------------------------------------------------------------

       (2)  Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------

       (3)  Filing Party:

            --------------------------------------------------------------------

       (4)  Date Filed:

            --------------------------------------------------------------------

                              EMERITUS CORPORATION

                               ----------------

                    Notice of Annual Meeting of Shareholders
                         To Be Held September 27, 2001

                               ----------------

To the Shareholders of Emeritus Corporation:

  The annual meeting of shareholders of Emeritus Corporation will be held at the Columbia Winery, 14030 N.E. 145th Street, Woodinville, Washington 98072 on Thursday, September 27, 2001, at 10:00 a.m., local time, and any adjournments thereof, to consider and act upon the following matters:

    1. To elect two directors into Class II of the Board of Directors.

    2. To approve an amendment to increase the number of shares available for issuance under the Emeritus Corporation Amended 1998 Employee Stock Purchase Plan.

    3. To ratify the appointment of KPMG LLP as our independent public accountants for fiscal year 2001.

    4. To transact such other business as may properly come before the meeting and any adjournments thereof.

  The Board of Directors has fixed the close of business on August 15, 2001, as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements thereof. Shareholders are cordially invited to attend the annual meeting in person.

                                          By Order of the Board of Directors

                                          /s/ Daniel R. Baty
                                          Daniel R. Baty
                                          Chairman and Chief Executive Officer

Seattle, Washington
August 17, 2001

                              EMERITUS CORPORATION
                         3131 Elliott Avenue, Suite 500
                           Seattle, Washington 98121

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This proxy statement, which was first mailed to our shareholders on or about August 30, 2001, is furnished to shareholders in connection with the solicitation of proxies by the Board of Directors for the annual meeting of shareholders to be held September 27, 2001, and any adjournments or postponements of the annual meeting. You may revoke your proxy in writing at any time before it is exercised by filing with our Secretary a written revocation or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the annual meeting and voting in person. If the enclosed form of proxy is properly executed and returned, it will be voted in accordance with the instructions given, unless revoked.

  As of August 15, 2001, the record date for the annual meeting, there were 10,180,626 shares of common stock, 25,000 shares of Series A Convertible Redeemable Exchangeable Preferred Stock (the "Series A Stock"), and 30,609 shares of Series B Convertible Preferred Stock (the "Series B Stock") outstanding. Holders of common stock are entitled to one vote for each share. Holders of Series A Stock are entitled to 27.5 votes for each share, or an aggregate of 687,500 votes. Holders of Series B Stock are entitled to
138.5 votes per share, or an aggregate of 4,239,474 votes. Therefore the total number of votes entitled to be cast at the annual meeting is 15,107,600 votes. Holders of common stock, Series A Stock and Series B Stock representing a majority of total votes entitled to be cast, present in person or represented by proxy, will constitute a quorum.

  Directors will be elected by a plurality of the votes present by proxy or in person at the annual meeting. Shareholders are not entitled to cumulate votes in the election of directors. Abstentions from voting on the election of directors will have no impact on the outcome of the election since no vote will have been cast in favor of a nominee. The proposal to amend the employee stock purchase plan and the proposal to ratify the appointment of the accountants will be approved if the votes cast in favor of each proposal exceed the votes cast against each proposal. Abstentions from voting and broker nonvotes on these two proposals will have no impact on the outcome since no vote will have been cast for or against the proposals. There can be no broker nonvotes on the election of the directors or the approval of the proposals to amend the employee stock purchase plan and to ratify the appointment of the accountants since brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to these matters.

  We will bear the cost of soliciting proxies. Certain of our directors, officers, and regular employees, without additional compensation, will solicit proxies personally or by telephone or telefax. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

  As of the date hereof, we are not aware of any matters to be voted upon at the annual meeting other than as stated in the accompanying Notice of Annual Meeting of Shareholders. The accompanying proxy gives discretionary authority to the persons named therein to vote the shares in their best judgment if any other matters are properly brought before the annual meeting.

                             ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes. One class is elected each year by the shareholders. At the annual meeting, two directors will be elected to serve for a term of three years, expiring on the date of the annual meeting of shareholders in 2004. All of the nominees are currently directors. If elected, the nominees will continue in office until a successor has been elected or until resignation or removal in the manner provided by our Bylaws. The names of directors nominated for the terms, as well as the directors whose terms will continue after the annual meeting, are listed below.

  Pursuant to a shareholders' agreement dated as of October 24, 1997, Emeritus and Daniel R. Baty have agreed to take all necessary action to elect a number of directors selected by NorthStar Capital Partners LLC that would constitute at least one-seventh of the entire Board. Mr. Hamamoto was nominated under the arrangement. Pursuant to another shareholders' agreement dated as of December 10, 1999, Emeritus and Mr. Baty have agreed to take all necessary action to elect a number of directors selected by Saratoga Partners IV, L.P. that would constitute not less than the percentage of the entire Board that would equal Saratoga's percentage ownership of voting securities of Emeritus. Saratoga is entitled to select at least two directors. Messrs. Niemiec and Durkin were nominated under this arrangement.

Nominees for Election

 Class II Directors (terms to expire in 2004)

  Raymond R. Brandstrom (age 48), one of Emeritus's founders, has served as a director since its inception in 1993 and as Vice Chairman of the Board since March 1999. From 1993 to March 1999, Mr. Brandstrom also served as Emeritus's President and Chief Operating Officer. In March 2000, Mr. Brandstrom was elected Vice President of Finance, Chief Financial Officer and Secretary of Emeritus. From May 1992 to October 1996, Mr. Brandstrom served as President of Columbia Pacific Group, Inc. and Columbia Pacific Management, Inc., both of which companies are wholly owned by Mr. Baty and are engaged in developing independent living facilities and providing consulting services for that market. From May 1992 to May 1997, Mr. Brandstrom served as Vice President and Treasurer of Columbia Winery, a company affiliated with Mr. Baty that is engaged in the production and sale of table wines.

  David T. Hamamoto (age 41) has served as a director of Emeritus since November 1997. Mr. Hamamoto is a member of NorthStar Capital Partners LLC, a real estate fund that he founded in July 1997. Between 1983 and July 1997, Mr. Hamamoto was employed by Goldman Sachs, most recently as co-founder and co-head of the Real Estate Principal Investment Area of the Whitehall Funds. Mr. Hamamoto is also Co-Chairman, Co-Chief Executive Officer and Co-President of NorthStar Capital Investment Corporation, a private investment firm.

Continuing Directors

 Class I Directors (terms to expire in 2003)

  Patrick Carter (age 54) has served as a director of Emeritus since November 1995. From November 1985 until April 1999, Mr. Carter was Chief Executive Officer and Managing Director of Westminster Health Care Holdings, Plc., a publicly held operator of skilled-nursing facilities in the United Kingdom.

  Motoharu Iue (age 65) has served as a director of Emeritus since April 1995. Mr. Iue served as Chairman of the Board of Sanyo North America Corporation ("Sanyo NA"), a consumer electronics company, and President of Three Oceans, Inc. ("Three Oceans") from October 1996 until March 1999. Mr. Iue served as President of Sanyo NA and as Chairman of the Board of Three Oceans from 1992 until March 1999, and also served as Chief Executive Officer of both of these companies. He has been a director of Sanyo NA since 1977 and currently serves on the board of both Sanyo Electric Co., Ltd. and Three Oceans. Three Oceans, Inc. is a 3.8% shareholder of Emeritus. Mr. Iue also serves on the board of All-American Sportpark, Inc., a public company.

  David W. Niemiec (age 51) has served as a director of Emeritus since December 30, 1999. Since September 1998, Mr. Niemiec has been a Managing Director of Saratoga Management Company LLC, the manager of a group of private equity investment funds operated under the name of Saratoga Partners. Prior to that he worked at the investment banking firm of Dillon, Read & Co. beginning in 1974 and served as Vice

Chairman from 1991 through September 1997, when the firm was acquired by Swiss Bank Corporation. From September 1997 to February 1998, he was Managing Director of the successor firm, SBC Warburg Dillon Read, Inc.

 Class III Directors (terms to expire 2002)

  Daniel R. Baty (age 57), one of Emeritus's founders, has served as its Chief Executive Officer and as a director since its inception in 1993 and became Chairman of the Board in April 1995. Mr. Baty also has served as the Chairman of the Board of Holiday Retirement Corporation since 1987 and served as its Chief Executive Officer from 1991 through September 1997. Since 1984, Mr. Baty has also served as Chairman of the Board of Columbia Pacific Group, Inc. and, since 1986, as Chairman of the Board of Columbia Pacific Management, Inc.

  Charles P. Durkin, Jr. (age 63) has served as a director of Emeritus since December 30, 1999. Mr. Durkin is one of the founders of Saratoga Partners, a private equity investment firm. Since Saratoga's formation as an independent entity in September 1998, he has been a Managing Director of Saratoga Management Company LLC, the manager of the Saratoga Partners funds. Prior to that, from September 1997, he was a Managing Director of SBC Warburg Dillon Read, Inc., the successor entity to Dillon, Read & Co., where Mr. Durkin started his investment banking career in 1966 and became a Managing Director in 1974.

Information on Committees of the Board of Directors and Meetings

  The Board of Directors has established a compensation committee and an audit committee. We have no nominating committee and the full Board selects nominees for the election of directors.

  Our compensation committee establishes salaries, incentives, and other forms of compensation for directors, officers, and our other key employees, administers the 1995 Stock Incentive Compensation Plan, and recommends policies relating to benefit plans. Our compensation committee currently consists of Messrs. Carter (Chairman), Niemiec and Brandstrom and it held two meetings during 2000.

  Our audit committee reviews our accounting practices, internal accounting controls, and financial results and oversees the engagement of our independent auditors. Our audit committee currently consists of Messrs. Carter, Niemiec and Hamamoto (Chairman), and it held one meeting during 2000.

  During 2000, there were five meetings of the Board of Directors. All board members attended at least 75% of the meetings of the Board of Directors and each committee on which he was a member, except Mr. Iue, who attended one meeting of the Board of Directors.

Audit Committee Report

  Audit Committee members Messrs. Hamamoto and Carter are independent as that term is defined in Section 121(A) of the American Stock Exchange's listing standards. Mr. Niemiec may not be considered independent under Section 121(A) because Saratoga Management Company LLC, of which Mr. Niemiec is a principal and is the beneficial owner of approximately 34% of our voting securities. However, the Board believes that this circumstance does not impair Mr. Niemiec's independence and that his presence on the Audit Committee is in the best interests of the shareholders. On May 30, 2000, the Board of Directors adopted a written Audit Committee Charter, a copy of which is provided herewith as Appendix A. The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2000 with our management. Additionally, the Audit Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountants the independent accountants' independence. Based on the discussions and reviews noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2000.

                                          Audit Committee

                                          David T. Hamamoto (Chairman)
                                          Patrick Carter
                                          David W. Niemiec

Director Compensation

  We currently pay our nonemployee directors $500 for each board meeting or committee meeting they attend and reimburse them for all reasonable expenses incurred in connection with their attendance. In September 1995, we established the Stock Option Plan for Nonemployee Directors. Under the plan, nonemployee directors receive options to purchase 2,500 shares of our common stock at the time of their initial election or appointment. In addition, each nonemployee director automatically receives an option to purchase 2,000 shares of our common stock immediately following each year's annual meeting of shareholders. All options granted under the plan fully vest on the date of the annual shareholders' meeting that follows the date of grant, and expire 10 years after the date of grant. The exercise price for these options is the fair market value of our common stock on the grant date.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table presents certain information with respect to compensation we paid in the fiscal years ended December 31, 1998, 1999, and 2000, to our Chief Executive Officer and to our other four most highly compensated officers as of December 31, 2000:

                           Summary Compensation Table

                                                                          Long-Term
                                                                         Compensation
                                        Annual Compensation                 Awards
                              ---------------------------------------- ----------------
                                                                          Securities     All Other
   Name and Principal                                  Other Annual       Underlying    Compensation
        Position         Year Salary($) Bonus($)(1) Compensation($)(2) Options(#)(3)(4)    ($)(5)
   ------------------    ---- --------- ----------- ------------------ ---------------- ------------
Daniel R. Baty(6)....... 2000      --        --             --                 --             --
 Chairman and Chief      1999      --        --           1,560             40,000            --
 Executive Officer       1998      --        --             264            204,000            --


Sarah J. Curtis(7)...... 2000  165,000    10,000          4,250                --          10,000
 Vice President, Sales   1999  158,885    10,000          1,560             20,000            --
 and Eastern Division    1998  141,656    22,500          1,696             52,000            --


Suzette McCanless(8).... 2000  165,816    10,000          6,000                --             --
 Vice President,         1999  134,929    10,000          6,000             20,000            --
 Operations              1998  115,145    25,000          6,000             43,500            --
 --Eastern Division


Gary S. Becker(8)....... 2000  164,664    15,000          6,000                --             --
 Senior Vice President,  1999  134,846    15,000          5,750             20,000            --
 Operations              1998  115,812    18,000          6,000             43,500            --


Russell G. Kubik(9)..... 2000  152,432    10,000          6,000                --             --
 Vice President,         1999  122,619    15,000            --              20,000            --
 Operations              1998  104,500       --             --              34,000            --
 --Central Division

--------
(1) Represents amounts earned for the respective calendar year under the Company's corporate incentive plan which are paid in the second quarter of the following year.
(2) Consists of amounts paid for parking fees and health club memberships.
(3) No options were granted in 2000.
(4) Subsequent to December 31, 2000, Messrs. Baty, Becker and Kubik and Ms. McCanless accepted the Company's offer to exchange their outstanding stock options for options to be granted on or about December 10, 2001, to purchase an equivalent number of shares at an exercise price equal to the higher of the fair market value of the Company's stock on the date of grant or $1.50. As a result of this exchange, the options listed above (except those held by Ms. Curtis, who resigned on December 31, 2000) were cancelled. The new options will vest and become exercisable 2 1/2 years from the date of grant under the following schedule: 1/3 will vest six months after the date of grant, 1/3 will vest 18 months after the date of grant and 1/3 will vest 30 months after the date of grant. (See "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION--Stock Options.")
(5) All Other Compensation represents reimbursement for health-related leave expenses.
(6) Mr. Baty is not a full time employee of Emeritus and is not currently paid a salary by us. Of the 204,000 options granted in 1998, 164,000 were granted in an exchange program pursuant to which 50,000 options granted in each of 1995 and 1996 and 64,000 options granted in 1997 were canceled.
(7) Of the 52,000 options granted in 1998, 32,000 were granted in an exchange program pursuant to which 32,000 options granted in 1997 were canceled. Ms. Curtis resigned on December 31, 2000.

(8) Of the 43,500 options granted in 1998, 28,500 were granted in an exchange program pursuant to which 28,500 options granted in 1997 were canceled.
(9) Of the 34,000 options granted in 1998, 19,000 were granted in an exchange program pursuant to which 19,000 options granted in 1997 were canceled.

Option Grants in Last Fiscal Year

  The Compensation Committee did not grant options to the executive officers during the fiscal year ended December 31, 2000.


Fiscal Year-End Option Values

  None of the following executive officers exercised options during the fiscal year ended December 31, 2000. The following table presents certain information regarding options held as of December 31, 2000, by each of the following executive officers:

                         Fiscal Year-End Option Values

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                                    Options at          In-the-Money Options at
                              December 31, 2000(#)(1)   December 31, 2000($)(2)
                             ------------------------- -------------------------
   Name                      Exercisable Unexercisable Exercisable Unexercisable
   ----                      ----------- ------------- ----------- -------------
Daniel R. Baty..............   168,400      75,600         --           --
Suzette McCanless...........    33,767      29,733         --           --
Sarah J. Curtis.............    39,200      32,800         --           --
Gary S. Becker..............    33,767      29,733         --           --
Russell G. Kubik............    28,067      25,933         --           --

--------
(1) Subsequent to December 31, 2000, Messrs. Baty, Becker and Kubik and Ms. McCanless accepted the Company's offer to exchange their outstanding stock options for options to be granted on or about December 10, 2001, to purchase an equivalent number of shares at an exercise price equal to the higher of the fair market value of the Company's stock on the date of grant or $1.50. As a result of this exchange, the options listed above (except those held by Ms. Curtis, who resigned on December 31, 2000) were cancelled. The new options will vest and become exercisable 2 1/2 years from the date of grant under the following schedule: 1/3 will vest six months after the date of grant, 1/3 will vest 18 months after the date of grant and 1/3 will vest 30 months after the date of grant. (See "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION--Stock Options.")

(2) None of the options to purchase an aggregate of 497,000 shares held on a combined basis by the executive officers named above were in-the-money at the fiscal year-end based on the $1.44 closing price of the common stock on the American Stock Exchange on December 29, 2000, the last day of active trading for the year 2000.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The compensation committee of the Board consists of two nonemployee directors and our Vice President of Finance. The committee is responsible for establishing and administering our executive compensation programs. Our objective is to pay competitively in order to attract qualified executive personnel who best meet our needs, retain and motivate these executives to achieve superior performances, link individual compensation to individual and company performance, and align executives' financial interests with those of our shareholders.

  Executive compensation generally consists of three components: base salary, cash bonuses, and long-term incentive awards. The committee has established each executive's compensation package by considering (a) the salaries of executive officers in similar positions in companies in the same industry as Emeritus and in related industries, (b) the experience and contribution levels of the individual executive officer, and (c) our financial performance. Companies used as a reference for considering compensation levels include some, but not all, of the companies constituting the peer group in the stock performance graph. The committee also relies upon the recommendations of the Chief Executive Officer in matters related to the individual performance of the other executive officers because the committee believes that the Chief Executive Officer is the most qualified to make this assessment. Base salaries for executive officers generally are designed to be less than those paid by competitors in the assisted living industry. These lower base salaries are combined with stock option grants so that a significant portion of the executives' pay is tied to performance of our stock.

  Base Salaries. In 2000, base salaries were established as described above.

  Stock Options. We grant stock options to provide a long-term incentive opportunity that is directly linked to shareholder value. They are granted with an exercise price equal to the market value of the common stock on the date of grant and become exercisable in 33 1/3% annual increments beginning one year after the date of grant. To encourage stock retention, all options are granted as incentive stock options to the maximum extent possible under the Internal Revenue Code. In 2000, we granted stock options to a total of two employees in recognition of their dedication, commitment, and hard work. After thorough consideration, the committee concluded that no options would be granted to the executive officers during 2000.

  In May 2001, Emeritus offered an exchange of employee stock options under the Emeritus Amended and Restated 1995 Stock Incentive Plan (the "Stock Incentive Plan"). Employees were given the opportunity to tender either all or none of their options in exchange for the same number of new options to be granted under the Stock Incentive Plan. Approximately 99% of the shares underlying the eligible options were tendered and accepted for exchange, including all the options held by executive officers. The new options will be granted on or about December 10, 2001, the first business day that is six months and one day after the date Emeritus accepted the tendered options for exchange. The new options will have an exercise price equal to the higher of the fair market value of Emeritus common stock on the date of grant or $1.50 and will vest 2 1/2 years from the date the new options are granted according to the following schedule:
33 1/3 percent will vest six months after the date of grant; 33 1/3 percent will vest 18 months after the date of grant; and 33 1/3 percent will vest 30 months after the date of grant. In all other respects, the terms of the new options will be identical to the terms of the tendered options.

  The Committee approved the exchange offer because it believes that providing employees, including executive officers, with the benefit of owning options that increase in value over time fosters employee loyalty and creates performance incentives that, in turn, maximize shareholder value. Because the outstanding options under the Stock Incentive Plan had exercise prices significantly higher than the current market price of Emeritus common stock, the Committee found that an exchange offer was an appropriate mechanism to retain employees and advance the Committee's goal of increasing shareholder value.

  Annual Incentives. To date, the committee has not established a regular annual incentive or bonus plan for executive officers. Four of our named executives were awarded cash bonuses in April 2001 based on the committee's assessment of their individual performances in 2000.

  Our Chief Executive Officer, Mr. Baty, a founder of Emeritus, has a significant equity position. As of August 15, 2001, Mr. Baty owned shares (directly and indirectly) and exercisable options representing approximately 39% of our common stock. Because of his significant equity stake in Emeritus, Mr. Baty receives no base salary or bonus. This compensation pattern was established prior to our initial public offering and the committee has continued it, recognizing that the principal compensation of Mr. Baty will be the inherent value of his equity stake.

  Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to any of the executive officers whose compensation is required to be reported in our proxy statement. Certain performance-based compensation that has been approved by shareholders is not subject to the deduction limit. Our stock option plans are structured to qualify options as performance-based compensation under Section 162(m). For 2001, the committee does not expect that there will be any nondeductible compensation.

                                          Compensation Committee

                                          Patrick Carter (Chairman)
                                          David W. Niemiec
                                          Raymond R. Brandstrom

                            STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total return on shares of our common stock with the cumulative total return of the AMEX Market Value Index and a peer group selected by us for the period beginning on December 31, 1995, the end of the fiscal year following our first day of trading for our common stock, and ending on December 31, 2000, the end of our last fiscal year.

              COMPARISON OF 6 YEAR CUMULATIVE TOTAL RETURN* AMONG
       EMERITUS CORPORATION, THE AMEX MARKET VALUE INDEX AND A PEER GROUP

                           [STOCK PERFORMANCE GRAPH]

  * $100 INVESTED ON 12/31/95 IN STOCK OR INDEX--INCLUDING
  REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                                             Emeritus   New Peer  AMEX  Old Peer
                                            Corporation  Group   Market  Group
                                            ----------- -------- ------ --------
     December 31, 1995.....................   100.00     100.00  100.00  100.00
     December 31, 1996.....................   116.13     104.03  105.52  104.03
     December 31, 1997.....................   109.68     183.28  126.97  183.28
     December 31, 1998.....................    90.86     184.94  125.25  181.93
     December 31, 1999.....................    55.91      65.58  156.15   56.64
     December 31, 2000.....................    12.37      53.17  154.23   38.68

  Assumes $100 invested in each share of the common stock, the AMEX Market Value Index and the peer group, with all dividends reinvested. Stock price performance shown above for the common stock is historical and not necessarily indicative of future price performance.

  Given the relative volatility of the assisted living industry, we revise our peer group from time to time to include companies that have entered the assisted living market. As the industry begins to mature and consolidate, we remove certain companies previously included in our peer group as they are acquired or as their focus of services shifts away from the assisted living residences.

  The new peer group consists of the following six companies: Alterra Healthcare Corporation, formerly denoted as Alternative Living Services, Inc.; American Retirement Corporation; ARV Assisted Living, Inc.; Assisted Living Concepts, Inc.; Capital Senior Living; and Sunrise Assisted Living, Inc.

  The old peer group consisted of the following eight companies primarily involved in the provision of assisted living services: Alterra Healthcare Corporation; American Retirement Corporation; ARV Assisted Living, Inc.; Assisted Living Concepts, Inc.; Brookdale Living Communities; Capital Senior Living; CareMatrix Corporation; and Sunrise Assisted Living, Inc. We changed our peer group from December 31, 1999, to December 31, 2000, as follows: we eliminated Brookdale Living and CareMatrix Corp. due to changes in the status of their public holdings such that they are no longer comparable to Emeritus.

                         CHANGE OF CONTROL ARRANGEMENTS

  Option Plan. In the event of (a) the merger or consolidation of Emeritus in which it is not the surviving corporation or pursuant to which shares of common stock are converted into cash, securities, or other property (other than a merger in which holders of common stock immediately before the merger have the same proportionate ownership of the capital stock of the surviving corporation immediately after the merger); (b) the sale, lease, exchange, or other transfer of all, or substantially all, of our assets (other than a transfer to a majority-owned subsidiary); or (c) the approval by the holders of common stock of any plan or proposal for our liquidation or dissolution, each outstanding option under our stock option plan will automatically accelerate so that it will become 100% vested and exercisable immediately before such transaction, except to the extent that options are assumed by the successor corporation. The vesting of such assumed options accelerates at the time an optionee's employment is terminated by us for reasons other than "cause" or by the optionee for "good reason" following a change of control.

                              CERTAIN TRANSACTIONS

Meditrust Transactions

  In two separate transactions in the fall of 1998 and the spring of 1999, we arranged for two investor groups to purchase an aggregate of 41 of our operating communities and five communities under development for a total purchase price of approximately $292.2 million. Of the 46 communities involved, 43 had been, or were proposed to be, leased to us by Meditrust Company LLC under sale/leaseback financing arrangements and we had owned three. The first purchase, consisting of 25 communities, which we will call the December communities, was completed in December 1998. The second purchase, consisting of 21 communities, which we will call the March communities, was completed in March 1999.

  The investor groups involved in both purchases included parties affiliated with us. Of the $168.0 million purchase price for the December investment, $138.0 million was financed through a three-year first mortgage loan with an independent third party and $30.0 million was financed through subordinated debt and equity investments from the December investor group. A group led by Holiday Retirement Corporation, of which Mr. Baty is the Chairman and a principal shareholder, provided approximately $5.1 million of the equity. This group included Holiday as to a 40% interest, Columbia Pacific Master Fund '98 as to a 32% interest, and a former board member as to a 5% interest, with the remaining 23% interest being held by individual third party investors. Columbia Pacific Master Fund is a limited partnership of which Mr. Baty's family partnership is the general partner and shares in 40% of income and gains after the limited partners of Columbia Pacific Master Fund receive a return of their investment plus a preferred return.

  Of the $124.2 million purchase price for the March investment, approximately $99.6 million was financed through three-year first mortgage loans with independent third parties and $24.6 million was financed through subordinated debt and equity investments from the March investor group. A group led by Holiday provided approximately $4.9 million of the equity. This group included Holiday as to a 40% interest, C.P. '99 Pool G.P.

as to a 32% interest, and a former board member as to a 5% interest, with the remaining 23% interest being held by individual third party investors. C.P. '99 Pool is a general partnership, which is comprised of two 50% limited partnerships, the first of which includes Mr. Baty's family partnership as its 40% general partner and the other includes Mr. Baty's family partnership as its 20% general partner.

  The investor groups retained us to manage all of the communities through December 31, 2001. If we do not exercise the option to purchase the communities, as described below, the investor groups may require us to manage the communities for up to twelve additional months. Under the arrangement, we receive management fees equal to 5% of the gross revenues generated by the facilities on the properties. We also are entitled to additional management fees of 2% of the gross revenues, which will be accrued and paid out of cash flow, provided that the communities have positive cash flow for three consecutive months. Thereafter, if the cash flow is not positive for two consecutive months, the 2% management fee will be deferred until the three-month standard is again met. The cash flow requirements are determined as a group for the December communities, as a group for the March operating communities and individually for the March communities under development. We have agreed to reimburse the December investor group for all losses greater than $4.5 million sustained on the December communities prior to December 31, 2001. We have a similar reimbursement arrangement relating to the five development communities acquired in the March investment. Under this arrangement, we are generally required to reimburse the investor group for any losses greater than $500,000 at any of the five development communities. We do not have any such arrangements for the 16 operating communities acquired in the March investment. In 1999, the December communities incurred $6.4 million of operating cash losses, which included $1.9 million of management fees that we earned. Our funding obligation was $1.9 million, net of the $4.5 million of operating cash losses funded by the December investor group. In 2000, the December communities incurred $4.9 million in cash operating losses, which represented our funding obligation and included $2.1 million in management fees that we earned. In 1999, the March communities did not generate cash operating losses in excess of the amounts funded by the March investor group, therefore no funding was required by us for the March development communities, and we earned $1.5 million in combined management fees. In 2000, the March development communities incurred aggregate cash operating losses of $1.6 million, including $360,000 in management fees that we earned. The other March communities are not subject to a deficit-funding obligation and for those we earned $1.9 million in management fees.

  Although the funding obligations described above include management fees earned by us under the management agreements, we do not recognize these management fees as revenue in our financial statements to the extent that we are funding the cash operating losses that include them. Correspondingly, we recognize the funding obligations under the agreements, less the applicable management fees, as an expense in our financial statements under the category "Other, net."

  We have certain rights to acquire the communities purchased in the December and March transactions. We have an option to purchase 22 of the December communities as a group and we have an option to purchase all 21 of the March communities as a group, for which we must give notice of our intent to exercise by December 12, 2001. In addition, if either of the investor groups requires Mr. Baty to purchase certain of the communities, upon the conditions described below, we must exercise our option within 60 days of receiving notice of this action or it expires. We also have to give notice of our intent to exercise the right of first refusal by December 12, 2001, to repurchase the three December communities that we previously owned. The option purchase prices for the December communities and the March communities are determined under similar formulas that provide for the repayment or payment of:

  . the mortgage loans of $138.0 million and $99.6 million on such communities;

  . the investor groups' original debt and equity investments;

  . an amount intended to provide the investor groups with an 18% rate of return, compounded annually, on their original debt and equity investments, less any cash distributions received;

  . a fee generally equal to 2% of the investor groups' original debt and equity investments, which for the March communities may be adjusted for appreciation in our common stock; and

  . the reasonable costs of the investor groups' dissolution and liquidation.

  As a condition to making the December and March investments, the investor groups entered into agreements with Mr. Baty under which the investor groups may require Mr. Baty to purchase certain of the December and March communities. Under these agreements, the investor groups may require Mr. Baty to purchase between six and eight of the December communities and between four and six of the March communities, upon the occurrence of one of the following events:

  . we do not provide notice of our intent to exercise our options to purchase the December or March communities by December 12, 2001;

  . we exercise an option to purchase the communities, but do not close the transaction;

  . we or one of our managers causes a default under the agreements that govern the management of the December and March communities;

  . Mr. Baty's net worth falls below a certain threshold or Mr. Baty fails to provide certain reports relating to his net worth to the investor groups;

  . there is a change of control in our Board or ownership; or

  . Mr. Baty ceases to be our chief executive officer.

  If either of the investor groups requires Mr. Baty to purchase some of the communities, Mr. Baty will also have the option to purchase all of the communities owned by that investor group on the same terms under which we may purchase the communities.

  During 2000, the December communities failed to comply with certain debt service coverage tests required under the related mortgage loan for $138 million. This noncompliance resulted in a restructuring of the mortgage debt effective March 22, 2001. As a part of the restructuring, the existing variable interest rate (LIBOR* plus 3.25%) was increased by 1.25% on $40 million of the debt, which will increase the deficit funding obligation for which we may be responsible under our management agreement with the December investor group. The restructuring also provided for the pledge of five of the March communities as additional collateral to secure the mortgage debt, which could adversely affect our ability to purchase such communities under our management agreement with the March investor group. Other features of the restructuring include two nine-month extensions of the mortgage loan, exercisable by the December investor group under certain circumstances; modification of the debt service coverage tests; modification of certain liquidity requirements that we are required to meet; and payment of certain restructuring and extension fees and expenses. As a part of the restructuring, Mr. Baty agreed to fund a partial repayment of the mortgage debt of $1.25 million during the first quarter of 2001, with additional $250,000 reductions each quarter thereafter, and agreed to pledge additional collateral to secure his obligation to purchase communities under certain circumstances as described above.

  In connection with the restructuring, our management agreement with the December investor group was also amended. Under the amendment, we have the option to extend the management agreement (including the option to purchase the December communities) for two nine-month terms, provided that the mortgage debt is extended as contemplated in the restructuring and subject to certain performance-based rights of the December investor group to terminate the agreement early. Notice of our intent to exercise the option to purchase the December communities, which originally had to be given prior to June 30, 2001, may now be given at any time prior to December 12, 2001 (or during the first and second extension terms, September 12, 2002, and June 1, 2003, respectively). During the extension terms, we are entitled to a base management fee of 3% of revenues, payable out of cash flow, and an additional management fee of 4% of revenues, payable out of 50% of cash flow. We continue to be obligated to fund cash operating deficits if any, during the extension terms. Under the amended management agreement, transaction fees and expenses, including the restructuring fee and extension
--------
*LIBOR is the London Interbank Offering Rate.

fees payable to the mortgage lender, are funded by Mr. Baty, subject to reimbursement by us as to 25% of such fees and expenses out of 50% of management fees received with respect to the December communities. In addition, if we exercise our options to purchase either the December communities or the March communities, 25% of such fees and expenses are added to the option price and used to reimburse Mr. Baty.

  In connection with the restructuring, our management agreement with the March investor group was also amended to provide that our notice to exercise the option to purchase the March communities, which originally had to be given prior to June 30, 2001, may now be given at any time prior to December 12, 2001. In addition, if we exercise our option to purchase the March communities and the five March communities that serve as additional collateral for the December communities' mortgage debt are not released, then the option price on the remaining March communities is reduced by the amount that the value of the five communities, determined in accordance with a formula, exceeds the option price on such communities, if any.

Baty Transactions

  Columbia House is a Washington limited partnership in which Mr. Baty indirectly controls the general partner and holds an indirect 60% interest. It develops, owns and leases low-income senior housing projects. We currently manage 10 communities owned by Columbia House. The agreements have terms ranging from two to four years, with options to renew, and provide for management fees ranging from 4% to 6% of gross operating revenues, payable monthly for management agreements and fixed fees payable monthly for administrative agreements, as well as bonuses. We earned fees of $789,000 in 2000 under these agreements. Columbia House owed us $1.5 million as of December 31, 2000, representing advances made to various Columbia House communities and outstanding management and administrative fees. These advances did not formerly bear interest, but, commencing January 1, 2001, they bear interest at LIBOR plus 3%. At June 30, 2001, these amounts had been paid current.

  Prior to our initial public offering in November 1995, Mr. Baty had personally guaranteed much of our third party financing, including mortgage debt and rental payments under leases. Many of those guarantees terminated when the underlying properties met certain loan-to-value standards or debt service coverage ratios and others terminated when properties were refinanced. During 1999, Mr. Baty guaranteed our $5.0 million revolving credit facility until it was retired in November 1999. From November 1999 until January 2000, we borrowed amounts from Mr. Baty ranging from $1.0 million to $5.0 million on terms reflecting his borrowing arrangements from a commercial bank. We currently do not have any outstanding borrowings from Mr. Baty. Except as otherwise described in this section, Mr. Baty currently does not guarantee any of our mortgage financing.

  In April 1998, we assigned our economic interest in a 172-unit assisted living community located in Fairfield, California, to a limited liability company for $2.8 million in cash. Our economic interest consisted of a 67% interest in the profits, losses, and distributions of an operating limited liability company that owns and operates the community, the right to receive payments of principal and interest under a $2.4 million promissory note evidencing a loan by us to the operating company, and the obligation to make additional capital contributions under the agreement establishing the operating company. The limited liability company to which we assigned our economic interest is comprised of a third party investor as to a 25% interest and three investor pools with interests of 14.1%, 35.9% and 25%. Mr. Baty's family partnership is the 18.75% general partner in the first two pools and the third pool includes Mr. Baty individually as its 18.75% general partner. We continue to manage the operations of the community pursuant to a management agreement and to manage the affairs of the operating limited liability company. We receive fees for these management activities equal to 5% of gross revenues of the community. In January 2000, we repurchased 25% of our original interest in the community (16.7% of the operating limited liability company) for a total of $791,000. During 2000, we received $157,000 in management fees. At December 31, 2000, the limited liability company operating the community owed us $463,000, representing funds advanced as working capital. These advances did not formerly bear interest, but, commencing January 1, 2001, they bear interest at LIBOR plus 3%.

  In June 1998, we sold a 295-unit independent and assisted living facility located in Texas to a partnership consisting of Columbia Pacific Master Fund, as to a 99% interest and to Mr. Baty personally, as to a 1% limited partnership interest. The purchase price for the facility was $6.8 million plus the assumption of a first mortgage of $14.8 million, which was guaranteed by Mr. Baty in connection with the transaction, and a release of Emeritus from the mortgage obligations. The purchase price was paid as follows:

  . cash in the amount of $4.5 million;

  . a promissory note in the amount of $1.5 million, of which $1.0 million was repaid in 1999, bearing interest at 9% per annum and maturing in 10 years; and

  . an $800,000 promissory note bearing interest at 9% per annum, due on demand.

  In addition, in 1999, we loaned the partnership $450,000 for certain repairs, which is evidenced by a demand promissory note bearing interest at 9% per annum. We and the partnership have entered into a management agreement for a five-year term, with automatic two-year extensions, with management fees of 6% of gross revenue or $10,000 per month, whichever is greater. We have the right of first refusal in the event of the sale of the facility. For 2000, we received $271,000 in management fees. At December 31, 2000, the partnership owed us $1.051 million, representing advances for working capital. These advances did not formerly bear interest, but, commencing January 1, 2001, they bear interest at LIBOR plus 3%. As of June 30, 2001, such advances were repaid in full. The balance of the purchase notes of $500,000 and $800,000, and the repair note of $450,000, with accrued interest of $439,000, remained outstanding as of December 31, 2000, and continue to remain outstanding.

  In June 1998, we sold a 30% general partnership interest in Cooper George Partners Limited Partnership, a limited partnership in which we formerly held a 50% general partnership interest, to Columbia Pacific Master Fund. Concurrently, Columbia Pacific Master Fund purchased a 19% limited partnership interest from an independent investor who formerly held a 50% limited partnership interest. Our remaining 20% interest was converted to a limited partnership interest. Cooper George Partners owns a 141-unit assisted living community in Washington. The purchase price for the partnership interest was $1.05 million payable in cash. In connection with the purchase, the partnership agreement was modified to provide that profits, losses, and distributions would be shared 80% by Columbia Pacific Master Fund and 20% by us. Also in connection with the transaction, the facility was refinanced through a $9.68 million first mortgage loan from Deutsche Bank, guaranteed by Mr. Baty, and we received a distribution of $580,000 consisting of 20% of the net proceeds of $2.9 million resulting from the refinancing. We and Cooper George Partners have entered into a management agreement for a five-year term, with automatic two-year extensions, with management fees of 6% of gross revenue or $10,000 per month, whichever is greater. We have the right of first refusal in the event of the sale of the facility. For 2000, we earned $160,000 in management fees. At December 31, 2000, Cooper George Partners owed us $449,000, representing advances for working capital. These advances did not formerly bear interest, but, commencing January 1, 2001, they bear interest at LIBOR plus 3%.

  During 1999, we began to provide management services to four joint ventures that opened new assisted living communities. Our management agreements have terms ranging from two to four years, with options to renew, and provide for management fees ranging from 4% to 6% of gross operating revenues, payable monthly. Entities controlled by Mr. Baty held interests in the joint ventures ranging from 50% to 62%. During 2000, we earned management fees of $346,000 under these management agreements. At December 31, 2000, the joint ventures owed us, collectively, $671,000, representing advances for working capital. These advances did not formerly bear interest but, commencing January 1, 2001, they bear interest at LIBOR plus 3%.

  During 2000, we began to provide management services to four newly acquired assisted living communities owned by Mr. Baty, and continued management services on one other community. These management agreements have terms ranging from two to five years, with renewal options, and provide management fees ranging from a flat fee of $5,000 per month up to either 6% or 7% of gross operating revenues, payable monthly, depending on the financial performance of the communities. In 2000, we earned management fees of $596,000 under these management agreements. At December 31, 2000, the communities owed us collectively $213,000, representing advances for working capital. These advances did not formerly bear interest but, commencing January 1, 2001, they bear interest at LIBOR plus 3%.

  On March 22, 2001, we entered into an agreement with Mr. Baty, which governs the repayment of amounts owed by the foregoing entities in which Mr. Baty has a financial or other interest. Such amounts are to be repaid as soon as possible except for the term notes, which are to be paid in accordance with their terms. Mr. Baty has guaranteed the repayment and a portion of the outstanding balances are secured by a pledge of the membership interest of a limited liability company that owns an assisted living facility. The agreement also establishes future operating, accounting, and payment procedures, including interest on average outstanding balances at LIBOR plus 3%. Under the agreement, the related entities paid $3.0 million of the outstanding balances on March 27, 2001. As of June 30, 2001, the aggregate of such outstanding balances (excluding the notes) was $1.7 million.

Saratoga Transactions

  On December 10, 1999, we entered into an agreement to sell 40,000 shares of our Series B Preferred Stock to Saratoga Partners IV, L.P. and its related investors ("Saratoga") for a purchase price of $1,000 per share. On December 30, 1999, we completed the sale of 30,000 shares of Series B Stock, and we agreed to complete the sale of the remaining 10,000 shares during the first quarter of 2000. Messrs. Niemiec and Durkin, two of our directors, are principals of Saratoga.

  Our net proceeds from the sale of all 40,000 shares of the Series B Stock were to be approximately $38.6 million, after fees and expenses of the transaction estimated at $1.4 million. The purchase agreement and related documents provided that we would use $23.0 million to $26.8 million of these proceeds to purchase certain assisted living communities by June 30, 2000. If we did not do so, such proceeds were to be placed in a separate bank account, the disbursement of which would be subject to Saratoga's prior consent. Under a modification letter agreement dated May 15, 2000, we changed our agreements with Saratoga to (i) cancel the sale of the remaining 10,000 shares of Series B Stock, (ii) remove all restrictions and requirements relating to the use of proceeds received from the sale of the original 30,000 shares and (iii) on or before August 8, 2000, issue to Saratoga a seven-year warrant to purchase one million shares of our common stock at an exercise price of $4.30 per share (with such shares approved for listing on the American Stock Exchange) or, in the alternative, to make a cash payment to Saratoga. In August 2000, we issued the warrant to Saratoga.

  The holders of the Series B Stock are entitled to receive quarterly dividends payable in a combination of cash and additional shares of Series B Stock. From issuance to January 1, 2004, the dividend rate will be 6% of the stated value of $1,000, of which 2% is payable in cash and 4% is payable in Series B Stock at the rate of one share of Series B Stock for every $1,000 of dividend. After January 1, 2004, the dividend rate will be 7%, of which 3% is payable in cash and 4% is payable in Series B Stock. Dividends accumulate, whether or not declared or paid. Prior to January 1, 2007, however, if the cash portion of the dividend is not paid, the cumulating cash portion of the dividend will increase to 7% until the unpaid cash dividends have been fully paid or until January 1, 2007, whichever first occurs. The dividends must be paid or declared and set aside for payment prior to any payment or declaration of dividends on, or purchase or redemption of, any common stock or any other class of preferred stock junior to the Series B Stock. The rights of the holders of Series B Stock to receive dividends are subject to the prior rights of the holders of Series A Stock. For the year ended December 31, 2000, the Company paid two quarterly dividends consisting of $305,000 of cash dividends and issued 609 shares of Series B Stock. Additionally, there are accumulated cash dividends for two quarters of $1.309 million, including one quarter accrued at the accelerated default rate.

  The holders of the Series B Stock have the right at any time to convert each share of Series B Stock into a number of shares of common stock equal to the stated value of $1,000 divided by the conversion price. The conversion price is currently $7.22 per share, subject to adjustment in certain events, including an adjustment pursuant to a weighted average formula if we issue additional shares of common stock, or securities convertible into or exercisable for common stock, at a price less than the then current conversion price. The number of shares issuable on exercise of the warrant and the related exercise price is subject to similar adjustments.

  After January 10, 2003, we can redeem all, but not less than all, of the Series B Stock at $1,000 per share, plus unpaid dividends, if the closing price of the common stock on the American Stock Exchange is at least 175% of the then conversion price for 30 consecutive trading days ending not more than 10 days prior to the date we notify the holders of the redemption. If there is a change in control of Emeritus, each holder of Series B Stock has the right to require us to purchase all or a portion of the Series B Stock owned by such holder for the stated value of $1,000 per share. If we dissolve, liquidate, or wind up our affairs, the holders of Series B Stock are entitled to receive, before any payment or distribution is made to the holders of common stock or any other class of preferred stock ranking junior to the Series B Stock, out of our assets available for distribution, the stated value of $1,000 per share and all accrued and unpaid dividends to and including the date of payment to the holder. The liquidation rights of the holders of Series B Stock are subject to the prior rights of the holders of Series A Stock.

  Each share of Series B Stock is entitled to a number of votes equal to the number of shares of common stock into which it is convertible. Except as required by law or as described below, the Series B Stock votes with the common stock and Series A Stock as a single voting group.

  We may not amend or alter the rights and preferences of the Series B Stock so as to adversely affect the Series B Stock without the consent of the holders of a majority of the outstanding shares of Series B Stock. In addition, we may not increase the number of authorized shares of preferred stock or create another series of preferred stock ranking prior to or pari passu with the Series B Stock without the consent of the holders of at least 75% of the outstanding Series B Stock.

  Under a shareholders' agreement, Saratoga is entitled to board representation at a percentage of the entire Board of Directors, rounded up to the nearest whole director, that is represented by the voting power of the Series B Stock owned by Saratoga and its related investors. The shareholders' agreement also provides for a minimum of two Saratoga directors. Saratoga is currently entitled to designate three of seven members of the Board, although it has advised us that it will designate only two at this time. Saratoga's right to designate directors terminates if Saratoga has sold more than 50% of its initial investment and its remaining shares represent less than 5% of the outstanding shares of common stock on a fully diluted basis or it is unable to exercise independent control over its shares.

  Under the Designation of Shareholder Rights, included in the shareholders' agreement, whenever the cash dividends have not been paid for six consecutive quarters, Saratoga may designate one director in addition to the other directors that it is entitled to designate under the shareholders' agreement.

  The shareholders' agreement provides that neither Saratoga nor Mr. Baty is permitted to purchase voting securities in excess of a defined limit. That limit for Saratoga and its affiliates is 110% of the number of shares of common stock (assuming conversion of the Series B Stock) owned by Saratoga and its related investors immediately after the completion of the financing, plus the Series B Stock (or underlying common stock) issuable as dividends on the Series B Stock. That limit for Baty is the greater of 110% of the shares of common stock owned by Baty as of December 10, 1999, or 100% of the Saratoga ownership described in the preceding sentence. These restrictions will terminate 18 months after the date on which Saratoga and its related investors cease to hold securities representing 5% of the outstanding shares of common stock on a fully diluted basis.

  The shareholders' agreement also provides that if Mr. Baty contemplates selling 30% or more of the common stock he owns, Saratoga and its related investors would have the right to participate in the sale on a proportionate basis.

  Pursuant to a registration rights agreement, Saratoga and its related investors have the right to two demand registrations, one of which may be a shelf registration effective for one year, and unlimited piggyback registrations, subject to marketing restrictions imposed by underwriters.

  Pursuant to an investment agreement, commencing January 1, 2007 (a) the holders of the Series B Stock have the right to elect a number of directors (together with other directors selected pursuant to the Designation of Shareholder Rights included in the shareholders' agreement) that would be one director less than a majority of the Board and (b) we will retain Saratoga Management Company LLC to provide management and advisory services to evaluate our strategy relating to shareholder value, real estate and corporate financing, and other strategic initiatives, at an annual fee of $3.2 million. These rights and obligations will terminate at such time that the Series B Stock is converted or redeemed.

NorthStar Transaction

  In October 1997, a group of institutional investors led by NorthStar Capital Partners LLC, of which Mr. Hamamoto is a principal, purchased 25,000 shares of Series A Convertible Exchangeable Redeemable Preferred Stock, representing approximately 10% ownership of Emeritus, for $25 million. The Series A Stock is entitled to a 9% annual dividend, payable quarterly. Each share of Series A Preferred Stock is convertible into that number of shares of common stock equal to $1,000 (the liquidation value of a share of Series A Preferred Stock) divided by the conversion price of $18.20 per share. Currently the Series A Preferred Stock is convertible into an aggregate of 1,373,626 shares of our common stock. The Series A Preferred Stock is also exchangeable into convertible debt at our option. The conversion price is subject to adjustment in the event of stock dividends, stock subdivisions and combinations, and extraordinary distributions. The Series A Preferred Stock has a mandatory redemption date of October 24, 2004.

  Pursuant to a shareholders' agreement entered into in connection with this investment, Emeritus and Mr. Baty are required to take all necessary action to:

  . elect one director selected by NorthStar;

  . if NorthStar invests an additional $25 million in Emeritus, elect a second additional director selected by NorthStar; and

  . if the size of our board increases, elect additional directors so that NorthStar's representation shall not be less than one-seventh of the entire board.

  These rights terminate in certain events relating to NorthStar's sale of capital stock or a change in control of NorthStar. All NorthStar transfers are subject to our right of first refusal. In addition, if Mr. Baty sells shares of common stock representing 50% or more of his ownership position, NorthStar is entitled to participate in that sale on a pro rata basis. NorthStar has agreed not to purchase any additional shares of our voting securities, from now until 18 months after it ceases to own 5% of the outstanding common stock on a fully diluted basis.

  In January 2000, we paid NorthStar $2,250,000 and in April 2000, paid an additional $350,000, which represented all dividends in arrears from 1999. For the year 2000, we paid two quarters' of dividends that totaled $1.1 million. Additionally, there are accumulated dividends for two quarterly payments of $1.4 million, accrued at the accelerated default rate of 11%.

Other Transactions

  During 1995, Messrs. Baty and Brandstrom formed Painted Post Partners, a New York general partnership, to facilitate the operation of assisted living communities in the state of New York, a state which generally requires that natural persons be designated as the licensed operators of assisted living communities. We have entered into administrative services agreements with the partnership for the term of the underlying leases. The administrative services agreements provide for fees that would equal or exceed the profit of a community operated efficiently at full occupancy and, unless reset by agreement of the parties, will increase automatically on an annual basis in accordance with changes in the Consumer Price Index. In addition, we have agreed to indemnify the partners against losses and, in exchange, the partners have agreed to assign any profits to us. As part of their general noncompetition agreements with us, each of Messrs. Baty and Brandstrom has agreed that, in the event he ceases to be a senior executive of Emeritus, he will transfer his interest in the partnership for a nominal charge to his successor at Emeritus or other person designated by us.

  We have entered into noncompetition agreements with Messrs. Baty and Brandstrom. These agreements provide that they will not compete with us, directly or indirectly, in the ownership, operation or management of assisted living communities anywhere in the United States and Canada during the terms of their employment and for a period of two years following the termination of their employment. The agreements also provide, however, that they may hold (1) up to a 10% limited partnership interest in a partnership engaged in such business, (2) less than 5% of the outstanding equity securities of a public company engaged in such business, or (3) interests in the New York partnership described above. These agreements do not limit Mr. Baty's current role with Holiday Retirement Corporation. Mr. Baty has agreed, however, that if Holiday operates or manages assisted living communities, other than as a limited component of independent living communities consistent with its current operations, he will not personally be active in the management, operation, or financing of such facilities nor will he hold any separate ownership or other interest therein.

  In April 1998, we entered into a joint venture with Sanyo Electric Co. Ltd., of Osaka, Japan, with which Mr. Iue is affiliated, to provide assisted living services in Japan. The joint venture, Sanyo Emeritus Corporation, has been formed to provide a residential-based healthcare alternative for Japan's growing elderly population. Sanyo Emeritus was initially capitalized with
(Yen)50 million, or $384,000 (USD), with Emeritus and Sanyo each providing half the funds. The joint venture's first assisted living community in Japan was opened in December 1999. During 2000, we recognized approximately $200,000 of losses associated with our interest in Sanyo Emeritus in accordance with the joint venture agreement.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

  The following table presents as of August 15, 2001, certain information with respect to the beneficial ownership of our common stock and preferred stock (on an as-converted basis) by:

  . each person that we know owns more than 5% of the common stock;

  . each of our directors;

  . each current officer named in the compensation tables; and

  . all directors and executive officers as a group.

  Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of stock subject to options, convertible debentures or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names. Unless otherwise indicated, the following officers, directors, and shareholders can be reached at the principal offices of Emeritus.

  The table presents the beneficial ownership of the preferred stock as converted into common stock. NorthStar Capital Partners LLC owns 100% of the outstanding Series A preferred stock, and Saratoga Partners IV, L.P. and its affiliates own 100% of the outstanding Series B preferred stock.

                                             Shares of Emeritus Common Stock
                                            ----------------------------------
                                            Amount and Nature
                                              of Beneficial
Name and Address                                Ownership     Percent of Class
----------------                            ----------------- ----------------
Daniel R. Baty(1)(2).......................     4,109,169          39.05%
 c/o Emeritus Corporation
 3131 Elliott Avenue, Suite 500
 Seattle, WA 98121


Raymond R. Brandstrom......................       357,575           3.51%


Gary S. Becker.............................         8,417              *


Motoharu Iue(3)(4).........................       395,500           3.89%


Suzette McCanless..........................         2,926              *


Patrick Carter(4)..........................        70,500              *


David Hamamoto(5)(6).......................     1,382,126           6.40%


David W. Niemiec(7)........................     5,243,974          33.99%


Charles P. Durkin, Jr.(7)..................     5,243,974          33.99%


Sirach Capital Management(8)...............       701,000           6.89%
 3323 One Union Square
 600 University Street
 Seattle, WA 98101


B.F., Limited Partnership(2)...............     2,955,950          29.04%
 3131 Elliott Avenue, Suite 500
 Seattle, WA 98121


NorthStar Capital Partners LLC(6)..........     1,373,626           6.33%
 299 Park Avenue, 33rd Floor
 New York, New York 10022


Saratoga Partners IV, L.P.(9)..............     5,239,474          33.98%
 535 Madison Avenue
 New York, NY 10022


All directors and executive officers as a
 group (11 persons)(2)(3)(6)(9)(10)........    10,888,561          66.04%

--------
  *  Less than 1%.
 (1) Includes 2,955,950 shares held by B.F., Limited Partnership, of which Columbia Pacific, a company wholly owned by Mr. Baty, is the general partner and of which Mr. Baty is a limited partner. Also includes 340,908 shares issuable upon conversion of 6.25% Convertible Subordinated Debentures due 2006 held by Columbia Select, L.P., of which B.F., Limited Partnership is the general partner.
 (2) B.F., Limited Partnership may be deemed to have voting and dispositive power over the shares, based upon publicly available information as reported as of December 31, 2000, on Schedule 13-D.
 (3) Includes 385,000 shares held by Three Oceans, Inc. a U.S. affiliate of Sanyo, a publicly traded Japanese company. Mr. Iue is a former executive and current director of U.S. affiliates of Sanyo. Mr. Iue disclaims beneficial ownership of shares of common stock held by Three Oceans.
 (4) Includes options exercisable within 60 days for the purchase of 10,500 common shares.
 (5) Includes options exercisable within 60 days for the purchase of 8,500 common shares.
 (6) The 1,373,626 shares are convertible Series A preferred stock held by NorthStar Capital Partners LLC, of which Mr. Hamamoto is a principal. (See "CERTAIN TRANSACTIONS--NorthStar Transaction.") NorthStar Capital Partners LLC owns 100% of the Series A preferred stock. The Series A preferred stock currently votes with both the Series B preferred stock and the common stock, and is entitled to 687,500 votes. This represents approximately 6.3% of the voting power of currently outstanding Emeritus common and preferred stock.
 (7) Includes 4,239,474 shares issuable upon conversion of Series B preferred stock currently held by Saratoga Partners and its affiliates, of which Messrs. Niemiec and Durkin are principals. (See "CERTAIN TRANSACTIONS-- Saratoga Transactions.") Saratoga Partners and its affiliates own 100% of the outstanding Series B preferred stock, which includes 84,348 shares (as-converted) that represent dividends paid on the Series B preferred stock to date. The Series B preferred stock currently votes with both the Series A preferred stock and the common stock on an as-converted basis, which represents approximately 34% of the voting power of the currently outstanding Emeritus common and preferred stock. Also includes options exercisable within 60 days for the purchase of 4,500 common shares and warrants currently exercisable to purchase 1,000,000 common shares.
 (8) Sirach Capital Management may be deemed to have voting and dispositive power over the shares, based upon the most recent publicly available information reported as of December 31, 1998, on Schedule 13-G.
 (9) Represents 1,000,000 common shares that are issuable upon exercise of warrants and 4,239,474 shares that are issuable upon conversion of Series B preferred stock. The Series B preferred stock currently votes with both the Series A preferred stock and the common stock on an as-converted basis.
(10) Includes options exercisable within 60 days for the purchase of 38,500 common shares and 340,908 shares issuable upon conversion of 6.25% Convertible Subordinated Debentures due 2006.

                   PROPOSAL FOR APPROVAL OF AMENDMENT OF THE
                   AMENDED 1998 EMPLOYEE STOCK PURCHASE PLAN

General

  In April 1998, the board of directors adopted Emeritus's 1998 Employee Stock Purchase Plan (the "ESPP"), which was approved at the Annual Meeting of Shareholders on May 20, 1998. The purpose of the ESPP is to provide a means by which Emeritus employees may be given an opportunity to purchase our common stock at a discount through accumulated payroll deductions. In May 1999, the ESPP was amended to allow, among other things, quarterly purchase and offering periods and purchases at 85% of the lesser of the stock's fair market value on the first and last day of a purchase period. Currently, the maximum number of shares of common stock that may be issued under the ESPP is 200,000, but upon shareholder approval of the following amendment to the ESPP, the number of shares that may be issued will increase to 400,000.

Proposed Amendment

  On August 17, 2001, the board of directors adopted, subject to shareholder approval, an amendment to the ESPP to increase the number of shares available for issuance under the ESPP from 200,000 to 400,000 shares. As of August 17, 2001, 83,123 shares were available for issuance under the ESPP (not including the proposed 200,000 share increase). Set forth below is a summary of certain important features of the ESPP, as amended, which summary is qualified in its entirety by reference to the full text of the ESPP, as amended and restated, which is attached hereto as Appendix B.

     (The board of directors recommends a vote in favor of this Proposal.)

Description of the ESPP

Purposes

  The purposes of the ESPP are to assist eligible employees of the Company and certain designated subsidiaries in acquiring a stock ownership interest in the Company, help employees provide for their future security and encourage them to remain in the employ of the Company and its subsidiaries.

Administration

  The ESPP is administered by either the Company's Office of Compensation and Benefits or by any other Company group or executive officer designated by the Board of Directors or the Compensation Committee (the "Plan Administrator"), which has the final power to construe and interpret the ESPP and the rights granted under it. The Plan Administrator has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase our common stock will be granted, the provisions of each offering under the ESPP (which need not be identical), whether any parent or subsidiary of Emeritus will be eligible to participate in such plan and to establish, amend and revoke rules and regulations for its administration. The Plan Administrator has the power to delegate administrative duties related to the ESPP to such of the Company's other officers or employees as the Plan Administrators so determines.

Offerings

  The ESPP is implemented by a series of offering and purchase periods, each of which begin on July 1, October 1, January 1, and April 1 of each year and end on the next September 30, December 31, March 31, and June 30, occurring thereafter. Subject to the provisions of the ESPP, the Plan Administrator has the authority to establish different terms for future offering and purchase periods and to establish different commencing and ending dates for such periods.

  On the first day of each offering period, each eligible employee will be granted an option to purchase up to the number of shares purchasable with a percentage of the employee's earnings as determined by the board of directors (not to exceed 15%). The right will be exercised on one or more purchase dates during the offering period as established by the Plan Administrator at the beginning of the offering period.

Eligibility

  Any person who is customarily employed by us or a designated subsidiary at least 20 hours per week and five months per calendar year on the first day of an offering period is eligible to participate in that offering under the ESPP, provided such employee has been in our continuous employ for at least six months preceding the first day of the offering period. Subject to the terms of the ESPP, the Plan Administrator can change the requirements for participation in the ESPP for future offering periods. For purposes of the ESPP, "designated subsidiary" includes all domestic subsidiaries of the Company. The Plan Administrator, in its discretion, can designate other subsidiaries as eligible to participate in the ESPP. As of August 17, 2001, approximately 2,500 of our 6,950 employees are eligible to participate in the ESPP.

  Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the ESPP if, immediately after the grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock or of any parent or subsidiary of Emeritus (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him or her to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all of our employee stock purchase plans in any calendar year.

Participation in the Plan

  Eligible employees become participants in the ESPP by delivering to us, prior to the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of their earnings during the purchase period.

Purchase Price

  The purchase price per share at which shares are sold in an offering under the ESPP is the lesser of 85% of the fair market value of a share of common stock (a) on the first day of the offering period and (b) on the last day of the offering period. For purposes of the ESPP, "fair market value" means the closing price of the common stock on the American Stock Exchange on the applicable date.

Payment of Purchase Price; Payroll Deductions

  The purchase price of the shares is accumulated by payroll deductions over the offering period. At any time during the offering period, a participant may terminate his or her payroll deductions by withdrawing from the offering or the ESPP. Unless provided for in the offering, a participant may not increase, decrease or begin such payroll deductions after the beginning of any offering period. All payroll deductions made for a participant are credited to his or her account under the ESPP and deposited with our general funds.

Purchase of Stock

  By executing an agreement to participate in the ESPP, the employee is entitled to purchase shares under the plan. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number remaining in the Plan, the Plan Administrator will make a pro rata allocation of shares available in as uniform a manner as it deems practicable. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the offering period at the applicable price. See "Withdrawal" below.

Withdrawal

  While each participant in the ESPP is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to us a notice of withdrawal from the ESPP. The withdrawal may be elected at least ten
(10) days prior to the end of the applicable offering period, subject to any specified limitations in the offering.

  Upon any withdrawal from an offering by the employee, we will distribute to the employee his or her accumulated payroll deductions without interest. The employee is not entitled to again participate in such offering. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the ESPP.

Termination of Employment

  Rights granted pursuant to any offering under the ESPP terminate immediately upon cessation of an employee's employment for any reason, and we will distribute to a terminated employee all of his or her accumulated payroll deductions, without interest, less any accumulated deductions previously applied to the purchase of stock for the terminated employee.

Restrictions on Transfer

  Rights granted under the ESPP are not transferable other than by will or the laws of descent and distribution and may be exercised only by the person to whom such rights are granted.

Duration, Amendment and Termination

  The ESPP terminates on May 20, 2008, except that the board of directors may suspend or terminate the ESPP at any earlier time in its discretion. Any amendment of the ESPP must be approved by the shareholders within 12 months of its adoption by the board of directors or the Compensation Committee if the amendment would (a) increase the number of shares of common stock reserved for issuance under the ESPP, (b) modify the requirements relating to eligibility for participation in the ESPP or (c) otherwise require shareholder approval under any applicable law or regulation. Rights granted before amendment or termination of the ESPP will not be altered or impaired by any amendment or termination of such plan without consent of the person to whom such rights were granted.

Effect of Certain Corporate Events

  In the event of a merger or consolidation of the Company into another corporation, the sale of all or substantially all the Company's assets, or the dissolution or liquidation of the Company, the surviving corporation either will assume the rights under the ESPP or substitute similar rights, or the purchase date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to the event.

Stock Subject to ESPP

  If rights granted under the ESPP expire, lapse or otherwise terminate without being exercised, the common stock not purchased under such rights again becomes available for issuance under the plan.

Federal Income Tax Information

  The Company intends that the ESPP qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The following discussion summarizes the material federal income tax consequences to the Company and the participating employees in connection with the ESPP under existing applicable provisions of the Code and the accompanying regulations. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual employee. The discussion is based on federal income tax laws in effect on the date of this proxy statement and is, therefore, subject to possible future changes in the law. The discussion does not address the consequences of state, local or foreign tax laws.

  Under the Code, the Company is deemed to grant employee participants in the ESPP an "option" on the first day of each offering period to purchase as many shares of common stock as the employee will be able to purchase with the payroll deductions credited to his or her account during the offering period. On the last day of each six-month offering period, the purchase price is determined and the employee is deemed to have exercised the "option" and purchased the number of shares of common stock his or her accumulated payroll deductions will purchase at the purchase price.

  The required holding period for favorable tax treatment upon disposition of common stock acquired under the ESPP is the later of (a) two years after the deemed "option" is granted (the first day of an offering period) and (b) one year after the deemed "option" is exercised and the common stock is purchased (the last day of an offering period). Thus, the common stock generally must be held for at least one year and nine months after it is purchased to gain favorable tax treatment. When the common stock is disposed of after this period, the employee realizes ordinary income to the extent of the lesser of
(1) the amount by which the fair market value of the common stock at the time the deemed "option" was granted exceeds the "option price" and (2) the amount by which the fair market value of the common stock at the time of the disposition exceeds the "option price." "Option price" is equal to 85% of the lesser of (a) the fair market value of the common stock on the first day of the offering period and (b) the fair market value of the common stock on the last day of the offering period. Thus, the maximum amount of gain taxable as ordinary income is the amount of the 15% discount measured as of the last day of an offering period. Any further gain is taxed at capital gain rates. If the sale price is less than the option price, there is no ordinary income and the employee recognizes long-term capital loss.

  When an employee sells the common stock before the expiration of the required holding period, the employee generally recognizes ordinary income to the extent of the difference between the price actually paid for the common stock and the fair market value of the common stock at the date the option was exercised (the last day of an offering period), regardless of the price at which the common stock is sold. If the sale price is less than the fair market value of the common stock at the date of exercise, then the employee will also have a capital loss equal to such difference.

  Even though an employee who meets the required holding period must treat part of his or her gain on a disposition of the common stock as ordinary income, the Company may not take a business deduction for such amount. However, if an employee disposes of common stock before the end of the required holding period, the amount of income that the employee must report as ordinary income qualifies as a business deduction for the Company for the year of such disposition.

                  PROPOSAL FOR RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has selected KPMG LLP, independent public accountants, to continue as our independent auditors for the fiscal year ending December 31, 2001. KPMG LLP has audited our accounts since July 28, 1995. The Board of Directors is submitting its selection of KPMG LLP to the shareholders for ratification.

  For the fiscal year ended December 31, 2000, the aggregate fees billed by KPMG LLP for the audit of our annual financial statements for the fiscal year 2000 and reviews of our quarterly financial statements was $124,500. The aggregate fees billed by KPMG LLP for tax and other non-audit professional services for the fiscal year 2000 were $113,900.

  A representative of KPMG LLP is expected to be present at the annual meeting with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
         RATIFICATION OF KPMG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS

                                 OTHER BUSINESS

  The Board of Directors does not intend to present any business at the annual meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the annual meeting. If, however, other matters requiring the vote of the shareholders properly come before the annual meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Officers and directors of the Company and persons who own more than ten percent of the Company's stock are required to report to the Securities and Exchange Commission their ownership and changes in ownership of the Company's stock. Regulations of the Commission require us to disclose to our shareholders those filings that were not made on time. Based solely on our review of copies of the reports received by us, or written representations received from reporting persons that no such forms were required for those persons, we believe that, during fiscal year 2000, our officers and directors complied with all applicable filing requirements, with the exception of one Form 3 Initial Statement of Beneficial Ownership that was inadvertently filed late by Martin Roffe.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals intended for inclusion in the proxy materials for the Company's 2002 annual meeting of shareholders must be received in writing by the Company not later than April 5, 2002.

  Such proposals should be directed to the Corporate Secretary, Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121.

                                 ANNUAL REPORT

  A copy of our 2000 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended, accompanies this proxy statement.

                                          By Order of the Board of Directors

                                          /s/ Daniel R. Baty
                                          Daniel R. Baty
                                          Chairman of the Board and Chief
                                           Executive Officer

Seattle, Washington
August 17, 2001

                                                                      APPENDIX A

                              EMERITUS CORPORATION

                            AUDIT COMMITTEE CHARTER

                   I. General Functions, Authority, and Role

  The audit committee is a committee of the board of directors. Its primary function shall be to assist the board in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the Company's shareholders and others, the systems of internal controls that management and the board of directors have established, and the Company's audit process.

  The audit committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. In connection with such investigations or otherwise in the course of fulfilling its responsibilities under this charter, the audit committee shall have the authority to retain special legal, accounting, or other consultants to advise it, and may request any officer or employee of the Company, its outside legal counsel or outside auditor to attend a meeting of the audit committee or to meet with any members of, or consultants to, the audit committee.

  The Company's outside auditor shall ultimately be accountable to the board of directors and to the audit committee, and the board of directors and audit committee shall, as representatives of the Company's shareholders, have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval). In the course of fulfilling its specific responsibilities hereunder, the audit committee shall strive to maintain an open avenue of communication between the Company's outside auditor and the board of directors.

  The responsibilities of a member of the audit committee shall be in addition to such member's duties as a member of the board of directors.

  While the audit committee shall have the responsibilities and powers set forth in this charter, it shall not be the duty of the audit committee to plan or conduct audits or to determine whether the Company's financial statements are complete, accurate, or in accordance with generally accepted accounting principles. These are the responsibilities of management and the outside auditor. Nor shall it be the duty of the audit committee to conduct investigations, to resolve disagreements, if any, between management and the outside auditor, or to assure compliance with laws and regulations or the Company's own policies or code of conduct.

                                 II. Membership

  The membership of the audit committee shall consist of at least three members of the board of directors who shall serve at the pleasure of the board of directors. The membership of the audit committee shall meet the independence and financial literacy and experience requirements of The American Stock Exchange, as the same may be modified or supplemented, or similar requirements of such other securities exchange or quotation system as may from time to time apply to the Company.

                             III. Responsibilities

  The responsibilities of the audit committee shall be as follows:

A. General

  1. Meet at least once per year, or more frequently if circumstances or the obligations of the audit committee require.

  2. Report audit committee actions to the board of directors with such recommendations as the committee may deem appropriate.

  3. Annually review and reassess the adequacy of this charter and submit it to the board of directors for approval.

  4. Perform such functions as may be assigned by law, the Company's articles of incorporation or bylaws, or the board of directors.

B. Outside Auditor

  1. As necessary, consider with management and the outside auditor the rationale for employing audit firms other than the principal outside auditor.

  2. Recommend to the board of directors the outside auditor to be nominated, approve the compensation of the outside auditor, and, as necessary, review and approve the discharge of the outside auditor.

  3. Take reasonable steps to confirm the independence of the outside auditor, which shall include (a) ensuring receipt from the outside auditor of a formal written statement delineating all relationships between the outside auditor and the Company, consistent with Independence Standards Board Standard No. 1,
(b) discussing with the outside auditor any disclosed relationships or services that may affect the objectivity and independence of the outside auditor, and
(c) as necessary, taking, or recommending that the board of directors take, appropriate action to oversee the independence of the outside auditor.

C. Audit Process and Results

  1. Consider, in consultation with the outside auditor, the audit scope and plan of the outside auditor.

  2. Consider and review with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as the same may be modified or supplemented from time to time.

  3. Review and discuss with management and the outside auditor at the completion of the annual examination:

    a. The Company's audited financial statements and related footnotes;

    b. The outside auditor's audit of the financial statements and their report thereon;

    c. Any significant changes required in the outside auditor's audit plan;

    d. Any serious difficulties or disputes with management encountered during the course of the audit; and

    e. Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

  4. Inquire of management and the outside auditor about the systems of internal controls that management and the board of directors have established and the effectiveness of those systems, and inquire of management and the outside auditor about significant financial risks or exposures and the steps management has taken to minimize such risks to the Company.

  5. Meet with the outside auditor and management in separate executive sessions, as necessary or appropriate, to discuss any matters that the committee or any of these groups believe should be discussed privately with the audit committee.

D. Securities and Exchange Commission Filings

  1. Review with management and the outside auditor the interim financial reports, when required to be reviewed under generally accepted auditing standards.

  2. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

                                                                      APPENDIX B

                              EMERITUS CORPORATION

                   AMENDED 1998 EMPLOYEE STOCK PURCHASE PLAN
         (as amended and restated on May 19, 1999 and August 17, 2001)

                               Section 1. Purpose

  The purposes of the Emeritus Corporation 1998 Employee Stock Purchase Plan (the "Plan") are to (a) assist qualified employees of Emeritus Corporation, a Washington corporation (the "Company"), and its designated subsidiary corporations in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and
(b) help employees provide for their future security and encourage them to remain in the employ of the Company and its subsidiary corporations. Stock purchased under the Plan may be paid for by regular payroll deductions. Only employees of the Company and its designated subsidiary corporations are eligible to participate in the Plan, and participation is voluntary.

                             Section 2. Definitions

  For purposes of the Plan, the following terms shall be defined as set forth below.

  "Board" means the Board of Directors of the Company.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Committee" means the Company's Compensation Committee or another committee appointed by the Board and given authority by the Board to administer the Plan.

  "Company" means Emeritus Corporation, a Washington corporation.

  "Designated Subsidiary" includes all domestic Subsidiary Corporations and such other Subsidiary Corporations as may be designated from time to time by the Board or the Committee as eligible to participate in the Plan.

  "Eligible Compensation" means all regular cash compensation, including overtime, cash bonuses and commissions. Regular cash compensation does not include severance pay, hiring and relocation bonuses, pay in lieu of vacation or sick leave, or any other special payments, or any gain from stock option exercises.

  "Eligible Employee" means any employee of the Company or any Designated Subsidiary who is in the employ of the Company or a Designated Subsidiary on one or more Offering Dates and who meets the following criteria:

  (a) the employee does not, immediately after the Option is granted, own stock (as defined by the Code) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of its Parent or Subsidiary Corporations;

  (b) the employee has been employed for at least six months; provided, however, that the Plan Administrator, in its sole discretion, may reduce or increase (to up to two years) this minimum requirement for future Offering Periods;

  (c) the employee's customary employment is for more than 20 hours per week; provided, however, that the Plan Administrator, in its sole discretion, may reduce this minimum hourly requirement for future Offering Periods; and

  (d) the employee's customary employment is for more than five months in any calendar year; provided, however, that the Plan Administrator, in its sole discretion, may reduce this minimum requirement for future Offering Periods.

  If the Company permits any employee of a Designated Subsidiary to participate in the Plan, then all employees of that Designated Subsidiary who meet the requirements of this paragraph shall also be considered Eligible Employees.

  "Enrollment Period" has the meaning set forth in Section 6.1.

  "ESPP Broker" has the meaning set forth in Section 10.

  "Offering" has the meaning set forth in Section 5.1.

  "Offering Date" means the first day of an Offering.

  "Offering Period" has the meaning set forth in Section 5.1.

  "Option" means an option granted under the Plan to an Eligible Employee to purchase shares of Stock.

  "Parent Corporation" means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of the corporations, other than the Company, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

  "Participant" means any Eligible Employee who has elected to participate in an Offering in accordance with the procedures set forth in Section 6.1 and who has not withdrawn from the Plan or whose participation in the Plan is not terminated.

  "Plan" means the Emeritus Corporation 1998 Employee Stock Purchase Plan, as it may be amended from time to time.

  "Plan Administrator" has the meaning set forth in Section 3.1.

  "Purchase Date" means the last day of each Purchase Period.

  "Purchase Period" has the meaning set forth in Section 5.2.

  "Purchase Price" has the meaning set forth in Section 8.

  "Stock" means the Common Stock, $.0001 par value per share, of the Company.

  "Subscription" has the meaning set forth in Section 6.1.

  "Subsidiary Corporation" means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                           Section 3. Administration

3.1 Plan Administrator

  The Plan shall be administered by the Company's Office of Compensation and Benefits or any other Company group or executive officer designated by the Board or the Committee, except for those items expressly reserved to the Board or the Committee under the Plan. Any decisions made by the Board, the Committee or the Plan Administrator shall be applicable equally to all Eligible Employees.

3.2 Administration and Interpretation by the Plan Administrator

  Subject to the provisions of the Plan, the Plan Administrator shall have the authority, in its sole discretion, to determine all matters relating to Options granted under the Plan, including all terms, conditions, restrictions and limitations of Options; provided, however, that all Participants granted Options pursuant to the Plan shall have the same rights and privileges within the meaning of Code Section 423. The Plan Administrator shall also have exclusive authority to interpret the Plan and may from time to time adopt, and change, rules and regulations of general application for the Plan's administration. The Plan Administrator's interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Plan Administrator pursuant to the Plan, unless reserved to the Board or the Committee, shall be conclusive and binding on all parties involved or affected. The Plan Administrator may delegate administrative duties to such of the Company's other officers or employees as the Plan Administrator so determines.

                        Section 4. Stock Subject to Plan

  Subject to adjustment from time to time as provided in Section 19, a maximum of 400,000 shares of Stock may be sold under the Plan. Shares sold under the Plan shall be drawn from authorized and unissued shares or shall be shares acquired by the Company. Any shares of Stock subject to an Option that cease to be subject to the Option (other than by reason of exercise of the Option), including, without limitation, in connection with the cancellation or termination of the Option, shall again be available for sale in connection with future grants of Options under the Plan.

                           Section 5. Offering Dates

5.1 Offering Periods

  (a) The Plan shall be implemented by a series of offerings (each, an "Offering"). Except as otherwise set forth below, Offerings shall commence on July 1, October 1, January 1 and April 1 of each year and end on the next September 30, December 31, March 31 and June 30, respectively, occurring thereafter.

  (b) Notwithstanding the foregoing, the Board or the Committee may establish
(i) a different term for one or more future Offerings and (ii) different commencing and ending dates for such Offerings; provided, however, that an Offering Period may not exceed five years; and provided, further, that if the Purchase Price may be less than 85% of the fair market value of the Stock on the Purchase Date, the Offering Period may not exceed 27 months.

  (c) In the event the first or the last day of an Offering Period is not a regular business day, then the first day of the Offering Period shall be deemed to be the next regular business day and the last day of the Offering Period shall be deemed to be the last preceding regular business day.

  (d) An employee who becomes eligible to participate in the Plan after an Offering Period has commenced shall not be eligible to participate in such Offering but may participate in any subsequent Offering, provided that such Eligible Employee is still an Eligible Employee as of the commencement of any such subsequent Offering. Eligible Employees may not participate in more than one Offering at a time.

5.2 Purchase Periods

  (a) Each Offering Period shall consist of one or more consecutive purchase periods (each, a "Purchase Period"). Except as otherwise set forth below, Purchase Periods shall continue for three calendar months and shall be coterminous with an Offering Period. Purchase Periods shall commence on July 1, October 1, January 1 and April 1 of each year and end on the next September 30, December 31, March 31 and June 30, respectively, occurring thereafter. The last day of each Purchase Period shall be the Purchase Date for such Purchase Period.

  (b) Notwithstanding the foregoing, the Board or the Committee may establish for any future Offering (a) different terms for one or more Purchase Periods within the Offering Period and (b) different commencing dates and Purchase Dates for any such Purchase Periods.

  (c) In the event the first or last day of a Purchase Period is not a regular business day, then the first day of the Purchase Period shall be deemed to be the next regular business day and the last day of the Purchase Period shall be deemed to be the last preceding regular business day.

                      Section 6. Participation in the Plan

6.1 Initial Participation

  An Eligible Employee shall become a Participant on the first Offering Date after satisfying the eligibility requirements and delivering to the Plan Administrator during the enrollment period established by the Plan Administrator (the "Enrollment Period") a subscription (the "Subscription"):

  (a) indicating the Eligible Employee's election to participate in the Plan;

  (b) authorizing payroll deductions and stating the amount to be deducted regularly from the Participant's pay; and

  (c) authorizing the purchase of Stock for the Participant in each Purchase Period.

  An Eligible Employee who does not deliver a Subscription to the Plan Administrator during the Enrollment Period shall not participate in the Plan for that Offering Period or any subsequent Offering Period unless such Eligible Employee subsequently enrolls in the Plan by delivering a Subscription to the Plan Administrator during the Enrollment Period for such subsequent Offering Period. The Plan Administrator may, from time to time, change the Enrollment Period for any future Offering as deemed advisable by the Plan Administrator in its sole discretion for the proper administration of the Plan.

6.2 Continued Participation

  Unless the Plan Administrator determines otherwise for any future Offering, a Participant shall automatically participate in the next Offering Period until such time as the Participant withdraws from the Plan pursuant to Section 11.2 or terminates employment as provided in Section 12.

               Section 7. Limitations on Right to Purchase Shares

7.1 $25,000 Limitation

  On each Offering Date, a Participant shall be deemed to have been granted an Option to purchase a maximum number of shares of the Stock of the Company equal to an amount determined as follows: an amount equal to $25,000 divided by the fair market value of the Stock of the Company on the applicable Offering Date; provided, however, no Participant shall be entitled to purchase Stock under the Plan (or any other employee stock purchase plan that is intended to meet the requirements of Code Section 423 sponsored by the Company, any Parent Corporation or any Subsidiary Corporation) at a rate that exceeds $25,000 in fair market value, determined as of the Offering Date for each Offering Period (or such other limit as may be imposed by the Code), for each calendar year in which a Participant participates in the Plan (or any other employee stock purchase plan described in this Section 7.1).

7.2 Pro Rata Allocation

  In the event the number of shares of Stock that might be purchased by all Participants in the Plan exceeds the number of shares of Stock available in the Plan, the Plan Administrator shall make a pro rata allocation of the remaining shares of Stock in as uniform a manner as shall be practicable and as the Plan Administrator shall determine to be equitable. Fractional shares may be issued under the Plan unless the Board or the Committee determines otherwise.

                           Section 8. Purchase Price

  (a) The purchase price (the "Purchase Price") at which Stock may be acquired in an Offering pursuant to the exercise of all or any portion of an Option granted under the Plan shall be 85% of the lesser of (i) the fair market value of the Stock on the Offering Date of such Offering and (ii) the fair market value of the Stock on the Purchase Date. Notwithstanding the foregoing, the Board or the Committee may establish a different Purchase Price for any future Offering, which shall not be less than the Purchase Price previously stated.

  (b) The fair market value of the Stock on the Offering Date or on the Purchase Date shall be the closing price for the Stock as reported for such day by the American Stock Exchange. If no sales of the Stock were made on the American Stock Exchange on the transaction date, fair market value shall mean the closing price for the Stock as reported for the next preceding day on which sales of the Stock were made on the American Stock Exchange.

  (c) Notwithstanding the foregoing, if an increase in the number of shares authorized for issuance under the Plan is approved and all or a portion of such additional shares are to be issued during one or more Offerings that are underway at the time of shareholder approval of such increase (the "Additional Shares"), then, if as of the date of such shareholder approval, the fair market value of a share of Stock is higher than the fair market value on the Offering Date for any such Offering, the Purchase Price for the Additional Shares shall be 85% of the lesser of (i) the Stock's fair market value on the date of such shareholder approval and (ii) the fair market value of the Stock on the Purchase Date.

                      Section 9. Payment of Purchase Price

9.1 General Rules

  Subject to Section 9.12, Stock that is acquired pursuant to the exercise of all or any portion of an Option may be paid for only by means of payroll deductions from the Participant's Eligible Compensation. Except as set forth in this Section 9, the amount of compensation to be withheld from a Participant's Eligible Compensation during each pay period shall be determined by the Participant's Subscription.

9.2 Change Notices

  (a) Except as set forth in Section 11.1 and unless the Plan Administrator determines otherwise for an Offering, a Participant may not elect during an Offering Period to increase or decrease the amount withheld from his or her compensation for future pay periods within such Offering Period. Unless otherwise determined by the Plan Administrator for a future Offering, a Participant may elect to increase or decrease the amount to be withheld from his or her compensation for future Offerings; provided, however, that notice of such election must be delivered to the Plan Administrator in such form and in accordance with such terms as the Plan Administrator may establish for an Offering.

  (b) Notwithstanding the foregoing, to the extent necessary to comply with Code Section 423 and Section 7.1, a Participant's payroll deductions may be decreased during any Purchase Period scheduled to end during the current calendar year to 0% at such time that the aggregate of all payroll deductions accumulated with respect to the Offering to which such Purchase Period applies and any other Offering ending within the same calendar year exceed $21,250. Payroll deductions shall re-commence at the rate provided in such Participant's Subscription at the beginning of the first Purchase Period that is scheduled to end in the following calendar year, unless the Participant terminates participation in the Plan as provided in Section 11.1 or Section 11.2 below.

9.3 Percent Withheld

  The amount of payroll withholding with respect to the Plan for any Participant during any pay period shall be at least $5, but not more than 15%, of the Participant's Eligible Compensation for such pay period, but in no event shall the amount of a Participant's payroll withholding exceed the limits of
Section 7.1. Amounts shall be withheld in whole dollar or percentage amounts only.

9.4 Payroll Deductions

  Payroll deductions shall commence on the first payday following the Offering Date and shall continue through the last payday of the Offering Period unless sooner altered or terminated as provided in the Plan.

9.5 Memorandum Accounts

  Individual accounts shall be maintained for each Participant for memorandum purposes only. All payroll deductions from a Participant's compensation shall be credited to such account but shall be deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

9.6 No Interest

  No interest shall be paid on payroll deductions received or held by the Company.

9.7 Acquisition of Stock

  On each Purchase Date of an Offering Period, each Participant shall automatically acquire, pursuant to the exercise of the Participant's Option, the number of shares of Stock arrived at by dividing the total amount of the Participant's accumulated payroll deductions for the Purchase Period by the Purchase Price; provided, however, that the number of shares of Stock purchased by the Participant shall not exceed the number of whole shares of Stock so determined, if the Board or the Committee has determined for any future Offering that fractional shares may not be issued under the Plan; and provided, further, that the number of shares of Stock purchased by the Participant shall not exceed the number of shares for which Options have been granted to the Participant pursuant to Section 7.1.

9.8 Carryover of Account

  Any cash balance remaining in the Participant's account at the termination of each Offering shall be refunded to the Participant as soon as practical after the Purchase Date without the payment of any interest; provided, however, that if the Participant participates in the next Offering, any cash balance remaining in the Participant's account shall be applied to the purchase of Stock in the new Offering, provided such purchase complies with Section 7.1.

9.9 Withholding Obligations

  At the time the Option is exercised, in whole or in part, or at the time some or all of the Stock is disposed of, the Participant shall make adequate provision for federal and state withholding obligations of the Company, if any, that arise upon exercise of the Option or upon disposition of the Stock. The Company may withhold from the Participant's compensation the amount necessary to meet such withholding obligations.

9.10 Termination of Participation

  No Stock shall be purchased on behalf of a Participant on a Purchase Date if his or her participation in the Plan has terminated prior to such Purchase Date.

9.11 Procedural Matters

  The Plan Administrator may, from time to time, establish (a) limitations on the frequency and/or number of any permitted changes in the amount withheld during an Offering, (b) an exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, (c) payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, and (d) such other limitations or procedures as deemed advisable by the Plan Administrator, in its sole discretion, that are consistent with the Plan and in accordance with the requirements of Code Section 423.

9.12 Leaves of Absence

  During leaves of absence approved by the Company and meeting the requirements of the applicable Treasury Regulations promulgated under the Code, a Participant may continue participation in the Plan by delivering cash payments to the Plan Administrator on the Participant's normal paydays equal to the amount of his or her payroll deduction under the Plan had the Participant not taken a leave of absence.

                   Section 10. Stock Purchased Under the Plan

10.1 ESPP Broker

  If the Plan Administrator designates or approves a stock brokerage or other financial services firm (the "ESPP Broker") to hold shares purchased under the Plan for the accounts of Participants, the following procedures shall apply. Promptly following each Purchase Date, the number of shares of Stock purchased by each Participant shall be deposited into an account established in the Participant's name with the ESPP Broker. A Participant shall be free to undertake a disposition of the shares of Stock in his or her account at any time, but, in the absence of such a disposition, the shares of Stock must remain in the Participant's account at the ESPP Broker until the holding period set forth in Code Section 423 has been satisfied. With respect to shares of Stock for which the Code Section 423 holding periods have been satisfied, the Participant may move those shares of Stock to another brokerage account of the Participant' s choosing or request that a stock certificate be issued and delivered to him or her. A Participant who is not subject to payment of U.S. income taxes may move his or her shares of Stock to another brokerage account of his or her choosing or request that a stock certificate be delivered to him or her at any time, without regard to the Code Section 423 holding period.

10.2 Notice of Disposition

  By entering the Plan, each Participant agrees to promptly give the Company notice of any Stock disposed of within the later of one year from the Purchase Date and two years from the Offering Date for such Stock, showing the number of such shares disposed of and the Purchase Date and Offering Date for such Stock. This notice shall not be required if and so long as the Company has a designated ESPP Broker.

                        Section 11. Voluntary Withdrawal

11.1 Withdrawal From an Offering

  A Participant may withdraw from an Offering by delivering to the Plan Administrator a notice of withdrawal in the form required by the Plan Administrator for such purpose. Such withdrawal must be elected at least ten days prior to the end of the Purchase Period for which such withdrawal is to be effective or by any other date specified by the Plan Administrator for any future Offering. If a Participant withdraws after the Purchase Date for a Purchase Period of an Offering, the withdrawal shall not affect Stock acquired by the Participant in that Purchase Period and any earlier Purchase Periods. Unless the Plan Administrator establishes a different rule for any future Offering, withdrawal from an Offering shall not result in withdrawal from the

Plan and any succeeding Offering therein. A Participant is prohibited from again participating in the same Offering at any time upon withdrawal from such Offering.

11.2 Withdrawal From the Plan

  A Participant may withdraw from the Plan by delivering to the Plan Administrator a notice of withdrawal in the form required by the Plan Administrator for such purpose. Such notice must be delivered at least ten days prior to the end of the Purchase Period for which such withdrawal is to be effective or by any other date specified by the Plan Administrator for any future Offering. If a Participant withdraws after the Purchase Date for a Purchase Period of an Offering, the withdrawal shall not affect Stock acquired by the Participant in that Purchase Period and any earlier Purchase Periods. In the event a Participant voluntarily elects to withdraw from the Plan, the withdrawing Participant may not resume participation in the Plan during the same Offering Period but may participate in any subsequent Offering under the Plan by again satisfying the definition of a Participant.

11.3 Return of Payroll Deductions

  Upon withdrawal from an Offering pursuant to Section 11.1 or withdrawal from the Plan pursuant to Section 11.2, the withdrawing Participant's accumulated payroll deductions that have not been applied to the purchase of Stock shall be returned as soon as practical after the withdrawal, without the payment of any interest to the Participant and the Participant's interest in the Offering shall terminate. Such accumulated payroll deductions may not be applied to any other Offering under the Plan.

                     Section 12. Termination of Employment

  Termination of a Participant's employment with the Company for any reason, including retirement, disability or death, or the failure of a Participant to remain an Eligible Employee, shall immediately terminate the Participant's participation in the Plan. The payroll deductions credited to the Participant's account since the last Purchase Date shall, as soon as practical, be returned to the Participant or, in the case of a Participant's death, to the Participant's legal representative, and all the Participant's rights under the Plan shall terminate. Interest shall not be paid on sums returned to a Participant pursuant to this Section 12.

                    Section 13. Restrictions Upon Assignment

  An Option granted under the Plan shall not be transferable otherwise than by will or by the applicable laws of descent and distribution and shall be exercisable during the Participant's lifetime only by the Participant. The Plan Administrator will not recognize, and shall be under no duty to recognize, any assignment or purported assignment by a Participant, other than by will or by the applicable laws of descent and distribution, of the Participant's interest in the Plan, of his or her Option, or of any rights under his or her Option.

            Section 14. No Rights of Shareholder Until Shares Issued

  With respect to shares of Stock subject to an Option, a Participant shall not be deemed to be a shareholder of the Company, and he or she shall not have any of the rights or privileges of a shareholder. A Participant shall have the rights and privileges of a shareholder of the Company when, but not until, the shares have been issued following exercise of the Participant's Option.

                       Section 15. Amendment of the Plan

  The Board or the Committee may amend the Plan in such respects as it shall deem advisable; provided, however, that, to the extent required for compliance with Code Section 423 or any applicable law or regulation, shareholder approval will be required for any amendment that will (a) increase the total number of shares as to which Options may be granted under the Plan, (b) modify the class of employees eligible to receive Options, or (c) otherwise require shareholder approval under any applicable law or regulation.

                      Section 16. Termination of the Plan

  (a) The Board may suspend or terminate the Plan at any time. Unless the Plan shall theretofore have been terminated by the Board, the Plan shall terminate on, and no Options shall be granted after, May 20, 2008. Except as provided in
Section 19, no such termination may affect any Options granted prior thereto. No Options shall be granted during any period of suspension of the Plan.

  (b) Notwithstanding the foregoing, the Plan or an Offering may be terminated by the Board on a Purchase Date or by the Board's setting a new Purchase Date with respect to an Offering and a Purchase Period then in progress if the Board determines that termination of the Plan and/or the Offering is in the best interests of the Company and the shareholders or if continuation of the Plan and/or the Offering would cause the Company to incur adverse accounting charges as a result of a change after the effective date of the Plan in the generally accepted accounting rules applicable to the Plan.

                      Section 17. No Rights as an Employee

  Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or a Subsidiary Corporation or to affect the right of the Company and a Subsidiary Corporation to terminate the employment of any person (including any Eligible Employee or Participant) at any time with or without cause.

                      Section 18. Effect Upon Other Plans

  The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary Corporation. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary Corporation to (a) establish any other forms of incentives or compensation for employees of the Company or any Subsidiary Corporation or (b) grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

                            Section 19. Adjustments

19.1 Adjustment of Shares

  In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend, or other change in the Company's corporate or capital structure results in (a) the outstanding shares, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of securities of the Company or of any other corporation or (b) new, different or additional securities of the Company or of any other corporation being received by the holders of shares of Stock, then (subject to any required action by the Company's shareholders), the Board or the Committee, in its sole discretion, shall make such equitable adjustments as it shall deem appropriate in the circumstances in
(i) the maximum number and kind of securities subject to the Plan as set forth in Section 4 and (ii) the number and kind of securities that are subject to any outstanding Option and the per share price of such securities. The determination by the Board or the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

19.2 Merger, Acquisition or Liquidation of the Company

  In the event of the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company's assets, or the liquidation or dissolution of the Company, the Purchase Date with respect to outstanding Options shall be the business day immediately preceding the effective date of such merger, consolidation, acquisition, liquidation or dissolution unless the Board or the Committee shall, in its sole discretion, provide for the assumption or substitution of such Options in a manner complying with Code Section 424(a).

19.3 Limitations

  The grant of Options will in no way affect the Company's right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

                            Section 20.Registration

  The Company shall be under no obligation to any Participant to register for offering or resale under the Securities Act of 1933, as amended, or register or qualify under state securities laws, any shares of Stock. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

                           Section 21. Effective Date

  The Plan's effective date is the date on which it is approved by the Company's shareholders.

  Plan approved by the Board on April 7, 1998 and by the shareholders on May 20, 1998. Plan amended by the Board on June 30, 1998. Plan amended and restated by the Board on May 19, 1999 and August 17, 2001.

                    PLAN ADOPTION AND AMENDMENTS/ADJUSTMENTS

     Date of
    Adoption/                                                      Date of
   Amendment/                                                    Shareholder
   Adjustment    Section         Effect of Amendment               Approval
   ----------    -------         -------------------             -----------
  April 7, 1998                Board adoption of Plan            May 20, 1998

  June 30, 1998    7.1    Imposed $25,000 cap per offering       Not required
                                       period

  May 19, 1999      5    Established quarterly offering and      Not required
                                  purchase periods

                    8    Established new purchase price for      Not required
                             shares acquired under Plan

                   9.2    Established $21,250 per calendar       Not required
                                      year cap

                   9.3      Allowed $5/pay period minimum        Not required
                                    contribution

                   16      Allowed termination of Plan or        Not required
                            Offering in event of adverse
                                 accounting changes

 August 17, 2001    4       Increased number of shares of     September 27, 2001
                            stock available to be sold to
                                       400,000

--------------------------------------------------------------------------------

                             EMERITUS CORPORATION

PROXY FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD SEPTEMBER 27, 2001

          This proxy is solicited on behalf of the Board of Directors

  The undersigned hereby appoint(s) Daniel R. Baty, as the proxy with full power of substitution and hereby authorizes him to represent and to vote as designated below all the shares of Common Stock of Emeritus Corporation held of record by the undersigned on August 15, 2001 at the 2001 Annual Meeting of Shareholders to be held at the Columbia Winery, Milestone Room, 14030 N.E. 145th Street, Woodinville, Washington 98072, at 10:00 a.m. on Thursday, September
27, 2001, with authority to vote upon the following matters and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.


              IMPORTANT - PLEASE DATE AND SIGN ON THE OTHER SIDE


--------------------------------------------------------------------------------
                           X FOLD AND DETACH HERE X

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   Please mark        X
                                                                                                    your votes
                                                                                                   as indicated
                                                                                                      in this
                                                                                                      example

                                                   FOR all nominees                     WITHHOLD
                                                     listed below                       AUTHORITY
                                                   (except as marked            to vote for all nominees
                                                    to the contrary)                   listed below

1. ELECTION OF DIRECTORS:
   Election of the following nominees to serve as directors in the class indicated and for the term indicated until their successors are elected and qualified:

   Class II (term expiring 2004):                    WITHHOLD AUTHORITY
   01 Raymond R. Brandstrom                          to vote for the following
   02 David T. Hamamoto
                                                                    FOR      AGAINST      ABSTAIN
2. AMENDMENT OF THE EMERITUS CORPORATION AMENDED 1998
   EMPLOYEE STOCK PURCHASE PLAN

3. RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE
   COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR
   2001.

                                      (write the name(s) of nominee(s) in this space)
Unless otherwise directed all votes will be apportioned equally between those persons for whom authority is given to vote.

                                                                                                                _______
                                                                                                                      |
                                                                                                                      |

          I plan to attend the Annual Meeting

In their discretion, the proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment or postponement thereof. This Proxy, when properly executed will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE, THIS
PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ALL THE OTHER ITEMS.

The undersigned acknowledges receipt from the Company prior to the execution of this Proxy of a Notice of Annual Meeting of Shareholders and a Proxy Statement dated August 17, 2001.

Please sign below exactly as your name appears on your stock certificate. When shares are held jointly, each person must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. An authorized person should sign on behalf of corporations, partnerships and associations and give his or her title.

YOUR VOTE IS IMPORTANT. PROMPT RETURN OF THIS PROXY CARD WILL
HELP SAVE THE EXPENSE OF ADDITIONAL SOLICITATION EFFORTS.

Signature(s)_______________________________________ Dated___________________, 2001

------------------------------------------------------------------------------------------------------------------------------------
                                                     X FOLD AND DETACH HERE X